SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 4, 1998


INSO CORPORATION
(exact name of registrant as specified in its charter)

Delaware				                        0-23384
(State or other jurisdiction of    	(Commission File Number)
incorporation or organization)

04-3216243
(IRS Employer Identification Number)

31 St. James Avenue, 11th Floor
Boston, Massachusetts 02116-4101
(Address of principal executive offices)


Registrant's telephone number, including area code
(617) 753-6500


Item 2.  Acquisition or Disposition of Assets.

On December 4, 1998, Inso Corporation, a Delaware corporation (the "Company") acquired 94.6% of the outstanding capital stock of privately-held Sherpa Systems Corporation, a California corporation ("Sherpa"). The acquisition is expected to be followed by a merger of a subsidiary of the Company into Sherpa. As a result of the merger, the Company will become the owner of 100% of the stock of Sherpa. Including the consideration payable in the merger, the Company paid an aggregate of approximately $28,717,710.00 in cash and warrants to purchase 1,456,458 shares of the Company's common stock, exercisable at a price of $23.50 per share prior to December 3, 2000. Cash paid at the closing was from the Company's cash on hand. The transaction will be accounted for as a purchase. The Company has agreed to register the shares of stock issuable upon the exercise of the warrants.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement and Agreement and Plan of Merger (the "Acquisition Agreement"), a copy of which is attached hereto as Exhibit 2.1 and is hereby incorporated by reference in its entirety. A copy of the press releases issued by the Company on November 11, 1998 and December 4, 1998 are attached hereto as Exhibits 99.1 and 99.2, respectively, and are hereby incorporated by reference in their entirety.


Item 7	Financial Statements and Exhibits.

(a) and (b) Financial statements and pro forma financial information.

It is impracticable at this time for the registrant to provide any of the financial statements and pro forma financial information required by this Item. The registrant will file such financial statements and pro forma financial information no later than 60 days from the date hereof.

(c) The following exhibits are incorporated herein by reference:

Exhibit
Number

2.1		Share Exchange Agreement and Agreement and
Plan of Merger among Inso Corporation, Tabasco
Corp., Sherpa Systems Corporation and The Selling
Stockholders named therein.

4.1		Form of Warrant

99.1	Press Release dated November 11, 1998

99.2	Press Release dated December 4, 1998

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSO CORPORATION

By:	/s/ Bruce G. Hill
 Vice President and General Counsel

Date:  December 18, 1998